EXHIBIT 99.2

FORWARD-LOOKING STATEMENTS
Exhibit 99.2 contains forward-looking statements that reflect current views and estimates of 3M's management of future economic circumstances, industry conditions, company performance and financial results. The statements are based on many assumptions and factors including: (1) worldwide economic conditions;
(2) foreign currency exchange rates and fluctuations in those rates; (3) the timing and acceptance of new product offerings; (4) purchased components and materials, including shortages and increases in the costs of such components and materials; (5) 3M's ability to successfully manage acquisitions, divestitures and strategic alliances; and (6) legal proceedings. Any changes in such assumptions or factors could produce significantly different results. For a more detailed discussion of these factors, see Part I, Item 7 of 3M's Annual Report on Form 10-K for the period ended December 31, 2000.



REMARKS
BOB BURGSTAHLER
VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
3M FIRST QUARTER EARNINGS CONFERENCE
APRIL 23, 2001


Good morning everyone and welcome to our quarterly financial review.

With me today are our chairman, Jim McNerney, our treasurer, Jan Yeomans, and our controller, Ron Nelson.

Here's our plan for this morning: I'll begin by reviewing our financial results for the first quarter. Then, Jim will discuss the steps we're taking to further improve our cost structure. After that, I'll comment on our outlook for the remainder of this year. Finally, we'll be happy to respond to your questions.

If you've seen our press release, you know that our earnings for the quarter were $1.16 per share, up about 3 percent from the same quarter last year excluding one-time items in both quarters.

Our earnings benefited from continued good international volume growth and from our aggressive actions to reduce SG&A spending. We held SG&A flat with Q1 2000, and we reduced this spending by $50 million from the fourth quarter of last year -- actually, by well over $60 million excluding the SG&A added as a result of two first-quarter acquisitions and a joint venture.


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These positive elements enabled us to overcome a confluence of powerful, negative forces -- namely, extremely difficult U.S. economic conditions, the continued weak euro, dramatic weakening of the yen and other Asian currencies, and the spike in U.S. energy prices.

Currency effects reduced our earnings for the quarter by 7 cents per share, while higher energy costs reduced earnings by an additional 4 cents per share. Overall, we delivered solid results given the challenges we faced.

I'd like to look at our results for the quarter in greater detail, beginning with sales.

Worldwide, we increased volume nearly 7 percent from the first quarter last year. Selling prices were unchanged, versus a decline of 1.6 percent in 2000 in total. Currency translation reduced sales by 4.5 percent -- nearly 1 point greater than we expected entering the first quarter. In dollars, sales increased
2.3 percent from the same quarter last year. Acquisitions provided about 4 points of growth on a global basis.

Looking at our organic volume growth, we saw good increases -- around 7 percent -- in both our Health Care and our Electro and Communications businesses.

In our Health Care business, we showed strong growth in pharmaceuticals, health information systems and dental products.

In our Electro and Communications segment, we saw continued strong demand for our telecommunications products, which are primarily used to upgrade copper-based systems. We did experience softness in product lines that serve the electronics manufacturing and semiconductor industries.

In our Consumer and Office and our Transportation, Graphics and Safety segments, we saw organic volume gains of 3 to 4 percent.

Within our Transportation segment, our optical systems business continued to post strong organic growth, and overall growth there was further boosted by two recent acquisitions.

Volume in our Industrial Markets business, which is the world leader in tapes and abrasives, declined close to 3 percent, reflecting the weakness in the manufacturing part of the economy.

In our sixth segment -- Specialty Material -- unit sales declined nearly 7 percent, impacted by the product line phase out we've discussed with you in the past.

Internationally, we continued to do well. Overall, our international unit sales increased over 14 percent on a nominal basis and 8 percent adjusted for acquisitions. This came on top of a 12 percent volume increase in the first quarter last year.

Our international growth was again broad based. In the Asia Pacific area, we increased volume 13 percent, with unit sales up 11 percent in Japan and 17 percent in the rest of Asia. Our people continue to do an excellent job of increasing our market penetration in the Asia Pacific area.


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In Europe, we increased volume 18 percent -- more than 6 percent excluding acquisitions. This followed a 10 percent volume increase in the first quarter last year.

In Latin America, volume increased about 8 percent.

Our international top line growth, as I mentioned, was again significantly impacted by a stronger U.S. dollar. Currency reduced our sales by 10 percent in the Asia Pacific area, and by 7 percent in both Europe and Latin America.

In the United States, not surprisingly, we felt the effects of the weak economy. Our U.S. sales declined 2 percent on a reported basis and around 4 percent excluding acquisitions. Our Health Care segment posted solid growth, and our Consumer and Office businesses posted volume gains.

But U.S. organic volumes declined in our other business segments. 3M businesses serving automotive and general industrial markets were the most affected.

Now, let's examine costs. The numbers I will be quoting exclude a one-time gain in the first quarter last year and one-time costs in the first quarter this year. This year's one-time costs primarily relate to two acquisitions and a joint venture we completed during the quarter.

SG&A expense, at 23.0 percent of sales, was down nearly 1.5 percentage points from the fourth quarter and declined 50 basis points from the same quarter last year.

As I mentioned, we reduced this spending by well over $60 million from the fourth quarter last year excluding the impact of first-quarter acquisitions. Thanks to the rapid actions of 3M organizations across all businesses and geographies, we fully met the targets that we communicated to you in January.

Cost of sales was 52.1 percent of sales, up 80 basis points versus the first quarter of 2000. We aggressively managed discretionary expenses in our manufacturing operations, but factory cost was negatively affected by soft U.S. market demand and by higher energy and raw material costs.

The spike in natural gas prices raised the costs both to produce our products and heat our plants and increased our first-quarter costs by $26 million. At current prices, we expect only about half as large an impact in the second quarter and basically no impact in the second half of this year.

Raw material costs in the first quarter were up almost 2.5 percent from the same quarter last year, the highest increase since 1995.

The good news is that our raw material costs have peaked, and we expect lower year-on-year material prices in the second half of this year due both to falling prices for many of our key feedstocks and our global sourcing initiative.


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Looking at margins, operating income was 18.2 percent of sales. While that was down six-tenths of a point from our strong first-quarter performance last year, it was up eight-tenths of a point from last year's fourth quarter.

Non-operating expense was $6 million higher than in the first quarter last year, due to increased borrowing for our recent acquisitions.

Our tax rate was 33.5 percent -- one point lower than we experienced for 2000 in total. Our tax rate continues to benefit both from lower overall international tax rates and from our management focus. We expect to maintain this rate throughout the year.

Per-share earnings, as I mentioned, increased about 3 percent from the same quarter last year. Currency effects reduced earnings by 7 cents a share, or about 6 percent.

Now, let me say a few words about the Balance Sheet: Our inventory index was unchanged from the fourth quarter last year, and days' sales outstanding declined by two days from year-end. Our financial position remained strong, with total debt at 33 percent of total capital. Capital spending for the quarter totaled $281 million. For the full year, we now expect this spending to total less than $1 billion, reflecting our increased focus and discipline in this area.

So, that's a brief look at the key elements of our P&L and Balance Sheet for the quarter.

Now, I'd like to turn the program over to Jim McNerney, and then I'll come back to discuss our outlook for the rest of this year.

This is an extraordinary time, which makes it very difficult to forecast results. We're confident in our ability to reduce costs and sharpen our competitive edge. What's difficult to call is what the worldwide economy will be like and how that will influence our volume picture.

The range of 2001 earnings that we quoted in our press release -- $4.75 to $5.00 per share -- is based on a model that, on the top end of the range, assumes organic volume growth of about 3 percent -- similar to our first-quarter growth rate. This scenario assumes some U.S. economic recovery in the latter part of this year, offset by a slowdown in growth abroad.

The low end of the earnings range we cited assumes 1 percent organic sales growth for 2001 in total, which would mean virtually no growth during the balance of this year. This scenario is based on a U.S. economy that remains weak, and assumes that international economic growth declines rapidly for the rest of this year.

In both scenarios, we assume that exchange rates will stay at current levels.

This wider-than-normal range of earnings projections results from our inability to predict with any confidence the global economic activity for the remainder of this year.

As for the second quarter, where we have somewhat better visibility, we expect earnings to be similar to -- or up slightly from -- the same quarter last year.


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In January of this year, as you may recall, our earnings guidance was based on an assumption of 6 percent organic volume growth and stable currencies. Six percent volume growth does not seem attainable in the current economic environment and the dollar has gotten even stronger. Nevertheless, we expect to offset a good deal of these effects through initial restructuring savings, continued aggressive cost-reduction efforts and more favorable raw material impacts.

While it's difficult to predict when the economic environment will turn upward again, we are making fundamental improvements in our cost structure, and we're aggressively driving other performance initiatives.

These actions will position us for strong earnings growth once the economic environment improves.



REMARKS
JIM MCNERNEY
CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
EARNINGS CONFERENCE
APRIL 23, 2001

Thanks Bob, and good morning everyone. I'm glad you could join us today.

After running this great company for four months now, I am more excited about our prospects than I was the day I accepted the job. We certainly have some big challenges to address. But the long-term strategy is intact and our future is limited only by our ability to execute.

First, a few comments on the economic environment we're dealing with, which Bob characterized very well. The fact is, conditions are very uncertain at the moment. The U.S. remains weak. Europe and Asia Pacific were good for us in the first quarter, but growth is clearly moderating there. There are no clear signs that the picture is improving anytime soon. Obviously we are not immune to these factors.

In this uncertain environment, we are focused on the things that we can control, such as investing for future growth, tightly managing working capital and of course, sizing our costs to match revenues.

And in fact, we are aggressively reducing costs. Bob told you about our first-quarter success in reducing SG&A. This is a good start. I commend our employees for doing an outstanding job in first quarter. But without any sign of an improving economic situation, we need to be even more aggressive.

Today we announced a strategic and selective restructuring plan that will make us faster, more productive and more competitive. We will reduce worldwide headcount by approximately 5,000



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positions, or about 7 percent, within the next twelve months. Every business segment, staff group and geographic area across the company will be affected to some extent.

They will not share the burden equally, however. Headcount reductions will be more significant in those businesses and/or geographies that face the greatest long-term economic challenges ... and where larger opportunities exist to eliminate unnecessary structure. The members of our senior management team are individually committed, along with their teams, to implement this plan.

At the same time, those businesses that continue to show strong growth, and whose longer term growth prospects are more certain and less impacted by economic cycles, will be less affected by the restructuring. We cannot, and will not, starve our best performing businesses. And we'll continue to invest in high-growth areas, such as optical systems, fiber optics, health care and immune response modifier research, among others.

Company wide, this plan will save us $300 million annually, a quarter of which we expect to see in the second half of this year.

We're going to take the time we need to communicate the details of this plan to our employees, so I'm not in a position today to provide specifics regarding which parts of the company are most affected. So, while we have good detail developed for the restructuring plan, we'll be able to share some of those details with you at a later date.

We are relentlessly working to strengthen our market positions in all of our businesses during this economic downturn. Eventually, the global economic picture will improve and the sun will indeed shine again. And 3M will emerge stronger than ever before.

As I meet with employees throughout the company, I continue to stress the importance of improving our accountability and execution capability. Our first quarter response to a precipitous sea change in the U.S. economy was a good start. Now, with our restructuring plan in place, we're better positioned to deliver in 2001, and far better positioned to resume normal growth rates in 2002.

Now I'd like to provide a brief update on three of the five initiatives that I introduced on our first quarter earnings conference call. This has been an ambitious effort, and it has generated contagious energy throughout the total company. Certain initiatives are further along in implementation than others due to differences in ramp-up cycles. But we are already gaining traction in several areas.

Let's start with Six Sigma. We are on a fast track on this one, as you might expect. We started by training our top 100 or so executives back in February. In fact, I was there for every minute of it and got involved in helping the instructors. About 375 Black Belts, Master Black Belts and Champions have completed, or are in the process of completing, Six Sigma training. Black Belts and Master Black Belts, which represent over 200 of the initial trainees, are our sharpest people. They will be pulled off their jobs and fully dedicated to the Six Sigma initiative.


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35 Six Sigma projects are now underway with 100 more scheduled to launch shortly. By this time next year, we'll have over a thousand projects underway. Earlier this month, we established the Master Black Belt Council, a collaborative organization designed to encourage sharing of best practices across all of 3M, thereby gaining leverage due to a common approach, common vocabulary and common experiences.

You'll hear about specific Six Sigma projects as the year progresses. I am excited about the value it will create for our company. Six Sigma will breakeven in 2001, after training and ramp-up costs, and it will bring significant positive earnings and cash starting in 2002.

Second, in January we began an effort to reduce indirect costs. These are discretionary expenses that we often pay to external suppliers that are not considered direct product costs. Bob Burgstahler is the champion of this effort. He has quickly built a number of teams, charged with studying specific cost categories, and is making recommendations for expense reductions.

This effort quickly produced savings. In fact, excluding energy, U.S. indirect costs were down $56 million in the first quarter versus the same quarter last year. This is a sharp turnaround from the double-digit increase we saw in 2000.

Finally, in the sourcing area, we are beginning to aggressively leverage 3M's size, across our businesses and geographies, to reduce procurement costs. We are targeting a 2 percent ongoing reduction in direct material costs, versus absorbing a 1 percent increase last year. Let me describe for you a few recent early wins.

In the packaging area, we found that almost all of our businesses were buying multiple variations of the same size box. We aggregated our demand requirements, switched to print on demand (using 3M technology, I might add) and reduced our needs to a single box. At the same time, we reduced the number of packaging suppliers from 50 to 5 and our costs went down by 30 percent, or about $16 million annually.

In another case, we consolidated a portion of our shipping needs between North America and Asia, bid out the project to multiple vendors, and lowered our costs by 15 percent. This will save is over $1 million dollars a year. This is only the first phase of this project so I expect more savings in the very near future.

Finally, we conducted a reverse Internet auction involving 8 different 3M plant sites to reduce the cost of purchased janitorial services. Costs went down by over 30 percent, saving a million dollars annually.

Momentum is building around these and our other two initiatives -- 3M Acceleration and e-Productivity. They all will form the backbone for cost reduction, higher growth and more aggressive cash management. These initiatives will improve 3M's execution capability at every level of the organization.

Thanks for the opportunity to talk with you this morning. Now I'll turn the program back to Bob, who will relay our expectations for the remainder of 2001.